FOR IMMEDIATE RELEASE
June 14, 2004


RESERVE BANCORP, INC.                           FOR FURTHER INFORMATION CONTACT:
2000 Mt. Troy Road                              Mr. Gerard R. Kunic
Pittsburgh, Pennsylvania 15212                  President
                                                (412) 322-6107


                              RESERVE BANCORP, INC.
                      Announces 5.00% Stock Repurchase Plan

         Pittsburgh, Pennsylvania - June 14, 2004 - Reserve Bancorp, Inc. (the "Company") announced today that the Board of Directors has approved a plan to repurchase up to 34,535 of the outstanding shares of the Company in open market purchases. This buyback represents up to 5.00% of the Company's outstanding shares. The repurchases will be made from time to time in open-market transactions, subject to the availability of shares.

         The Company is the holding company of Reserve Bank, a federally chartered stock savings bank which conducts its business from its main office in Reserve Township, Pennsylvania and a full-service branch office in the McIntyre Square shopping center in Ross Township, Pennsylvania. At March 31, 2004, total assets of the Company were $76.4 million and stockholders' equity was $12.6 million. The Company's common stock is traded on the OTC Bulletin Board under the symbol "RSVB."